LEE ENTERPRISES, INCORPORATED
                               400 Putnam Building
                               215 N. Main Street
                            Davenport, IA 52801-1924


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                January 26, 1999

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held in the second floor conference room of the offices of the Company, 215 N. Main Street, Davenport, Iowa, on January 26, 1999, at 9:00 AM, for the following purposes:

(1) To elect three directors for terms of three years, and one director for a term of one year;

(2) To take action on a proposal to amend, restate and extend the Company's 1990 Long Term Incentive Plan; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed December 1, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

You are invited to attend this meeting; however, if you do not expect to attend in person you are urged to execute and return immediately the enclosed proxy, which is solicited by the Board of Directors. You may revoke your proxy and vote in person should you attend the meeting.


/s/C. D. Waterman III, Secretary



Davenport, Iowa
December 29, 1998

                          LEE ENTERPRISES, INCORPORATED

                       1999 ANNUAL MEETING OF STOCKHOLDERS

                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lee Enterprises, Incorporated (the "Company") to be voted at the annual meeting of the stockholders of the Company to be held on Tuesday, January 26, 1999, or at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

The principal executive offices of the Company are located at 400 Putnam Building, 215 N. Main Street, Davenport, Iowa 52801. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about December 29, 1998, together with a copy of the Company's Annual Report for the fiscal year ended September 30, 1998.


                                VOTING PROCEDURES

Stockholders of record at the close of business on December 1, 1998 will be entitled to vote at the meeting or any adjournment thereof. As of December 1, 1998, there were 32,787,354 shares of Common Stock and 11,573,584 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the meeting; each share of Class B Common Stock is entitled to ten votes at the meeting.

The presence, in person or by proxy, of a majority of the voting power of Common Stock and Class B Common Stock of the Company issued and outstanding and entitled to vote is necessary to constitute a quorum at the annual meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the annual meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the meeting is required to act on any other matter properly brought before the meeting.

Abstentions from voting will be included for purposes of determining whether the requisite number of affirmative votes are received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote against such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote, in respect to that matter.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by stockholders to the Company and not revoked will be voted at the annual meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of all directors and the proposal to amend, restate and extend the Company's 1990 Long Term Incentive Plan as more fully set forth in this Proxy Statement. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon such matters according to their judgment.

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date, or by voting in person at the annual meeting.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

Three directors are to be elected at the annual meeting to hold office for three-year terms expiring at the annual meeting of stockholders in 2002, and one director is to be elected for a one-year term expiring at the annual meeting of stockholders in 2000. Each of the individuals named below is a nominee of the Nominating Committee of the Board of Directors; each is presently a director whose current term expires January 26, 1999. Richard W. Sonnenfeldt, a director of the Company since 1982, is retiring at the annual meeting and will not stand for re-election. The Board of Directors does not currently plan to fill his vacancy and, effective as of the annual meeting date, the number of directors will be reduced to eleven.

Proxies will be voted for the election of these nominees unless the stockholder giving the proxy withholds such authority. If as a result of circumstances not now known any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing office is set forth below:

                       NOMINEES FOR ELECTION AS DIRECTORS

                           Principal                              Proposed              Director
Nominee                    Occupation                Age            Term                  Since
------------------------------------------------------------------------------------------------
Rance E. Crain             President, Crain           60           3 years                 1990
                           Communications (2)                      (2002)

Richard D. Gottlieb        President and              56           3 years                 1986
                           Chief Executive                         (2002)
                           Officer (1)

Phyllis Sewell             Retired (2) (4)            68           3 years                 1977
                                                                   (2002)

Lloyd G. Schermer          Chairman of the            72           1 year                  1959
                           Board (1)                               (2000)


                         DIRECTORS CONTINUING IN OFFICE

                           Principal                              Remaining             Director
Director                   Occupation                Age            Term                  Since__

Gordon D. Prichett         Department Chairman,       57           2 years                 1998
                           Babson College                          (2001)

William E. Mayer           Partner,                   58           2 years                 1998
                           Development Capital                     (2001)

Andrew E. Newman           Chairman and CEO,          54           2 years                 1991
                           Race Rock                               (2001)
                           International (2)

Ronald L. Rickman          President-Publishing       60           2 years                 1986
                           Group                                   (2001)

J.P. Guerin                Investor (1) (3)           69           1 year                  1985
                                                                   (2000)

Charles E.                 Chairman and CEO,          70           1 year                  1990
Rickershauser, Jr.         PS Group Holdings,                      (2000)
                           Inc. (3) (4)

Mark Vittert               Investor (2) (4)           50           1 year                  1986
                                                                   (2000)

(1)      Member of Executive Committee
(2)      Member of Executive Compensation Committee
(3)      Member of Audit Committee
(4)      Member of Nominating Committee

Mr. Crain is the President and Editorial Director of Crain Communications, a diversified publishing company with its principal offices in Chicago, IL.

Mr. Gottlieb has been President and Chief Executive Officer of the Company for more than the past 5 years.

Mrs. Sewell is a director of Pitney Bowes Inc., Stamford, CT and SYSCO Corporation, Houston, TX.

Mr. Schermer has been Chairman of the Board of the Company for more than the past 5 years. Mr. Schermer is the father of Gregory P. Schermer, Vice President-Interactive Media and Corporate Counsel of the Company.

Mr. Prichett is Chairman of Mathematics, Statistics and Information Systems at Babson College, Babson Park, MA.

Mr. Mayer is a partner in Development Capital, LLC, a private investment firm, New York, NY. He is also a director of Johns Manville Corporation, Hambrecht & Quist Group, and a trustee of the Colonial Mutual Funds.

Mr. Newman is Chairman and Chief Executive Officer of Race Rock International, St. Louis, MO. He was Chairman of Edison Brothers Stores, Inc. until April 1995. He is a director of Sigma-Aldrich Corporation, St. Louis, MO. On November 3, 1995, Edison Brothers Stores, Inc. filed a petition for reorganization under Chapter XI of the United States Bankruptcy Code in Wilmington, Delaware. On September 26, 1997, following confirmation of its reorganization plan, the proceedings were terminated.

Mr. Rickman was elected President-Publishing Group of the Company on November 18, 1997. For more than 5 years prior thereto, he was Vice President-Newspapers of the Company.

Mr. Guerin is Vice-Chairman of Daily Journal Company, Los Angles, CA and of PS Group Holdings, Inc., San Diego, CA.

Mr. Rickershauser is Chairman and Chief Executive Officer of PS Group Holdings, Inc., San Diego, CA. He is also a director of City National Corporation.

Mr. Vittert is a private investor and a director of PremiumWear, Minneapolis, MN and Dave & Buster's Inc., Dallas, TX.


          DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company's Board of Directors met four times in fiscal 1998.

The Company's Audit Committee met three times in fiscal 1998; its functions are to review the scope, timing and other considerations relative to the independent auditors' annual examination of financial statements and the adequacy of internal control and the internal audit functions; and to evaluate the performance of external and internal auditors and the Company's accounting and financial departments. In addition, the Committee reviews professional services provided by the Company's independent auditors, in general, prior to rendering of such services, and the possible effect of any nonaudit-related services upon the independence of the Company's independent auditors.

The Company's Nominating Committee met two times in fiscal year 1998; its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of board committees. The Nominating Committee will consider nominees recommended by the stockholders. Recommendations should be sent to Charles E. Rickershauser, Jr., Chairman, Nominating Committee, c/o the Company, at the address shown on the cover of this Proxy Statement.

The Company's Executive Compensation Committee met one time in fiscal 1998; its functions are to administer the Company's Retirement Account and Supplementary Benefit Plans and the 1990 Long Term Incentive Plan; to establish salary ranges and salaries, bonus formulae and bonuses, and participation in other benefit plans or programs, for elected officers; to review employment terminations involving payment to any individual in excess of $150,000, and to approve employment contracts for executives extending beyond one year; and to approve the position description, performance standards and key result areas for bonus criteria for the Chief Executive Officer of the Company and to measure his performance thereunder. In addition, the Committee recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting individuals on the executive payroll other than elected officers.

No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during 1998.


                            COMPENSATION OF DIRECTORS

No Company employee receives any remuneration for acting as a director. In fiscal 1998 Messrs. Newman, Vittert, Crain, Rickershauser, Guerin, Schermer and Sonnenfeldt and Mrs. Sewell were paid a $24,400 annual retainer, $1,000 for each Board meeting attended, $700 for each Committee meeting attended and $350 for each special telephone meeting. Committee chairs were also paid $3,000 extra as an annual retainer for acting as such. In fiscal 1998, Mr. Prichett received a pro rata share of the $24,400 annual retainer and Board and Committee fees for each meeting attended. Mr. Mayer was not a director in fiscal 1998 and received no remuneration from the Company during this fiscal year. Mr. Schermer received an additional stipend of $50,000 for his services as Chairman of the Board. Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per diem. No non-employee director was paid additional compensation for consultative services in fiscal 1998.

In February 1996 the stockholders of the Company adopted the Stock Plan for Non-Employee Directors. Under the plan, non-employee directors receive an annual grant of 500 shares of Common Stock, and may elect to receive all or 50% of the cash retainer and meeting fees described above in Common Stock of the Company.

The Board of Directors has authorized non-employee directors, prior to the beginning of any Company fiscal year, to elect to defer receipt of all or any part of the compensation a director might earn during such year. Amounts so deferred will be paid to the director upon his or her ceasing to be a director or upon attaining any specified age between 60 and 70, together with interest thereon at the average rate of interest earned by the Company on its invested funds during each year. Alternatively, directors may elect to have deferred compensation credited to a "rabbi trust" established by the Company with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan.

The Company also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by directors.


                 EQUITY SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of December 1, 1998 as to each person known by the Company to own beneficially more than five (5%) percent of the Common Stock or Class B Common Stock of the Company.

                                                   Percent            Class B             Percent
Beneficial Owners          Common Stock            of Class         Common Stock          of Class
--------------------------------------------------------------------------------------------------
Ariel Capital Management,   1,766,245                5.39%                ---                 ---
  Inc.
307 North Michigan Avenue
Chicago, IL  60601


Harris Associates, L.P.      4,538,732               13.85%               ---                 ---
Two North LaSalle St.
Suite 500
Chicago, IL  60602

Journal Limited              2,216,435               6.76%                ---                 ---
 Partnership
4230 So. 33rd Street
Lincoln, NE 68506

Reich & Tang                 1,682,363               5.13 %               ---                 ---
 Asset Management, L.P.
600 Fifth Avenue
8th Floor
New York, NY  10020

Lloyd G. Schermer (1)          219,742               .67%              1,182,586            10.22%
c/o Lee Enterprises,
 Incorporated
215 N. Main Street
Davenport, IA  52801

Betty A. Schermer (2)               ---               ---              1,171,354            10.12%
c/o Lee Enterprises,
 Incorporated
215 N. Main Street
Davenport, IA  52801

(1) Includes (i) 109,722 Common and 403,028 Class B Common shares owned by a trust as to which Lloyd G. Schermer retains sole voting and investment powers; (ii) 82,210 Class B Common shares held by a charitable foundation as to which Lloyd G. Schermer has shared voting and investment power; (iii) 348,838 Class B Common shares held by a charitable trust as to which Lloyd
     G. Schermer has sole voting and shared investment power; and (iv) 110,020 Common and 110,020 Class B Common shares held by a trust and 238,490 Class B Common shares held by a charitable foundation as to which Lloyd G. Schermer shares voting and investment powers. Lloyd G. Schermer disclaims beneficial ownership of 110,020 Common and 779,558 Class B Common shares listed above, and of the Common and Class B Common shares beneficially owned by Betty A. Schermer listed above and described in footnote (2) below.

(2) Includes (i) 850,654 Class B Common shares owned by trusts under which Betty A. Schermer has sole voting and investment powers; (ii) 238,490 Class B Common shares owned by a charitable trust as to which Betty A. Schermer shares voting and investment powers, but disclaims all beneficial ownership; and (iii) 82,210 Class B Common shares held by a charitable foundation as to which Betty A. Schermer has shared voting and investment power, but disclaims all beneficial ownership. Betty A. Schermer also disclaims beneficial ownership of all Common and Class B Common shares beneficially owned by Lloyd G. Schermer listed and described in footnote
     (1) above.

The following table sets forth information as to the Common Stock and Class B Common Stock of the Company beneficially owned as of December 1, 1998 by each director, each of the named executive officers listed in the Summary Compensation Table below, and by all directors and executive officers as a group:

Name and
Address of                                    Percent   Class B Common   Percent
Beneficial Owner           Common Stock       of Class       Stock      of Class
--------------------------------------------------------------------------------
Richard F. Anderson(2)         4,525              *           ---            ---
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

Larry L. Bloom (2)            52,877              *           ---            ---
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

Rance E. Crain                 6,233              *           ---            ---
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

Richard D. Gottlieb (1)(2)   510,536            1.56%       119,448        1.03%
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

J. P. Guerin (1)               1,500              *         106,814           *
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

William E. Mayer                 ---              *           ---             *
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

Andrew E. Newman               3,500              *           ---           ---
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

Gordon D. Prichett             1,600              *           ---           ---
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

Charles E.                     3,500              *           ---           ---
Rickershauser, Jr.
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

Ronald L. Rickman (2)        272,659              *          79,746          *
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

Lloyd G. Schermer (1)(2)     219,742              *       2,033,240       17.57%
c/o Lee Enterprises,
Incorporated
400 Putnam Building
Davenport, IA  52801

Gary N. Schmedding (1)(2)    222,141              *           9,064          *
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA 52801

Phyllis Sewell                 3,400              *           2,900          *
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

Richard W. Sonnenfeldt(3)      3,300              *             200          *
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

Mark Vittert                   3,500              *             ---        ---
c/o Lee Enterprises,
  Incorporated
400 Putnam Bldg.
Davenport, IA  52801

All present executive      1,683,010            5.14%      2,941,400      25.41%
officers and directors
as a group (20)

* Less than one (1%) percent of the class.

(1) The following directors and officers disclaim beneficial ownership of the following shares, included above, not owned personally by them or held for their benefit: Schermer, 110,020 Common Stock, 1,630,212 Class B Common Stock; Gottlieb, 18,341 Common Stock, 33,873 Class B Common Stock; Guerin, 2,850 Class B Common Stock; Schmedding, 6,538 Common Stock.

(2) This table includes the following shares of common stock subject to acquisition within 60 days by the exercise of outstanding stock options:
     Gottlieb, 415,100 Common Stock; Rickman, 206,376 Common Stock; Schmedding, 187,652 Common Stock; Bloom, 41,622 Common Stock; and Anderson, 2,400 Common Stock.

(3) Non-employee director who is retiring when his current term expires January 26, 1999.


                       COMPENSATION OF EXECUTIVE OFFICERS

The following tables and discussion summarize the compensation which the Company paid for services rendered in all capacities for the fiscal year ended September 30, 1998 to the chief executive officer of the Company and to each of the four other most highly compensated executive officers of the Company.

                           Summary Compensation Table

          Annual Compensation                                                     Long-Term Compensation (1)
                                                                              Awards                      Payouts
(a)                          (b)        (c)          (d)           (e)          (f)           (g)           (h)          (i)
                                                                  Other                                                  All
Name and                                                          Annual     Restricted                                 Other
Principal                                                        Compen-       Stock        Stock          LTIP        Compen-
Position                    Year      Salary($)     Bonus($)     sation($)    Awards($)    Options(#)    Payouts($)    sation($)
                                                                    (3)        (4)                          (6)          (7)
------------------------------------------------------------------------------------------------------------------------------------

Richard D. Gottlieb         1998      $570,000      $85,500       $5,000      $76,132      17,500         $157,850     $106,881
   President and            1997       535,500      250,000        5,000      111,000      26,794  (5)     148,750      129,022
   Chief Executive Officer  1996       510,000      153,000        5,000       60,200      20,000          116,350      108,473

Ronald L. Rickman           1998       345,000       69,000        5,000       50,981      10,500            84563       66,067
   President-Publishing     1997       335,000      157,450        5,000       74,370      15,000           79,688       79,496
   Group                    1996       320,000      102,400        5,000       32,250      10,000           79,431       67,812

Gary N. Schmedding          1998       278,000       69,500        5,000       23,112       7,000           84,563       54,829
   President-Broadcast      1997       278,000       30,580        5,000       33,300       8,000           79,688       48,422
   Group                    1996       265,000       58,300        5,000       32,250      10,000           50,344       51,064

Larry L. Bloom              1998       257,000       64,250        4,000       35,347      11,122  (5)      56,375       50,392
   Sr. Vice                 1997       247,000      123,620        4,000       51,615      10,000           53,125       58,907
   President-Finance        1996       235,000       77,550        4,000       21,500       7,500           15,663       49,247
   And Chief Financial
   Officer

Richard F. Anderson(2)      1998       220,000       44,000            0       23,791       5,600                0       40,717
   President-Pacific        1997           ---          ---          ---       34,687       8,000              ---          ---
   Northwest Publishing     1996           ---          ---          ---          ---         ---              ---          ---
   Group, Inc.


(1) The Executive Compensation Committee of the Company meets following the conclusion of the Company's fiscal year to determine, among other things, the amount of the annual bonus to be awarded and the long term compensation grants to be made, if any, for the fiscal year just concluded.

     The Summary Compensation Table includes the value of shares of restricted stock and the number of stock option shares granted by the Executive Compensation Committee under the Company's 1990 Long Term Incentive Plan in each of the years indicated for the corresponding fiscal year.

(2) Mr. Anderson became an executive officer of the Company in October 1997 and became an employee of the Company in September 1997.

(3) Represents matching payments made by the Company to charitable organization designated by the executive officer.

(4) The amounts shown represent shares of restricted stock in the following amounts granted to the named individuals in 1996, 1997 and 1998, respectively: Mr. Gottlieb, 2,800, 4,000 and 2,800 shares; Mr. Rickman, 1,500, 2,680 and 1,875 shares; Mr. Schmedding, 1,500, 1,200 and 850 shares;
     Mr. Bloom, 1,000, 1,860 and 1,300 shares; and Mr. Anderson, 0, 1,250 and 875 shares. The restricted stock awarded in 1996, 1997 and 1998 will vest on the third anniversary of the grant date. Holders of restricted stock are entitled to receive all cash dividends paid in respect thereof during the restricted period. At September 30, 1998, the number and market value of shares of restricted stock (including those awarded in November 1998) held by each of the named executive officers were as follows: Mr. Gottlieb, 9,600 shares ($247,332); Mr. Rickman, 6,055 shares ($157,601); Mr.
     Schmedding, 3,550 shares ($88,662); Mr. Bloom, 4,160 shares ($108,462); and
     Mr. Anderson, 2,125 shares ($55,117).

(5) Includes replacement (reload) options awarded at exercise of non-qualified options to Mr. Gottlieb in 1997: 1,794 shares, and Mr. Bloom in 1998: 4,122 shares.

(6) The amounts shown represent the value at the end of the fiscal year of restricted stock awarded three years prior thereto and vesting within 60 days after the end of the fiscal year.

(7) The amounts shown represent contributions by the Company on behalf of the named individuals to the Company's Retirement Account Plan and Supplemental Retirement Account.

                        Option Grants in Last Fiscal Year

                                Individual Grants

             (a)                    (b)                      (c)                   (d)              (e)                 (f)
             Name                 Options             % of Total Options     Exercise Price      Expiration     Grant Date Present
                                  Granted            Granted to Employees        ($/Sh)             Date             Value($)
                                                        in Fiscal Year
                                                                                                                        (2)
                                    (1)
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Gottlieb                  17,500                  11.2%          $  27.1875           15-Nov-08                  $116,200
Ronald L. Rickman                    10,500                   6.7%             27.1875           15-Nov-08                    69,720
Gary N. Schmedding                    7,000                   4.5%             27.1875           15-Nov-08                    46,480
Larry L. Bloom                        7,000                   4.5%             27.1875           15-Nov-08                    46,480
                                      1,229   (3)             0.8%             32.0625           21-Jul-03                     8,333
                                      2,893   (3)             1.9%             32.0625           02-Nov-03                    20,048
Richard F. Anderson                   5,600                   3.6%             27.1875           15-Nov-08                    37,184

(1) The options granted to the named individuals were determined by the Executive Compensation Committee following review of each individual's performance in fiscal year 1998, and become exercisable in installments of 30% of the original grant on each of the first and second anniversaries of the grant date and 40% on the third anniversary. All options are for Common Stock and have an exercise price equal to the closing market price of the stock on the grant date. The lesser of 25% or the maximum number of shares permitted by law are designated as incentive stock options, and the balance are non-qualified options. All options were granted under the Company's 1990 Long Term Incentive Plan, the provisions of which, among other things, allow an optionee exercising an option to satisfy the exercise price and withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a fair market value equal to such obligations. The Plan also permits an optionee exercising an option to satisfy the exercise price by delivering previously awarded restricted stock or previously awarded Common Stock. The limitations accompanying the restricted stock remain in effect and apply to the corresponding number of shares issued upon the stock option exercise until they lapse according to their original terms.

(2) The "grant date present value" is a hypothetical value determined using certain assumptions specified under the Black-Scholes Option Pricing Model. The assumptions used in calculating the values are as follows:

              Factor                     Original Option    Replacement Option
                                         ---------------------------------------
                                                              July          Nov.
                                                            --------------------

Dividend Yield .......................       2.06%            1.75%        1.75%
Volatility ...........................      16.45%            14.4%        14.4%
Risk-Free Interest Rate ..............       5.12%            5.74%        5.74%
Expected life (years) ................       8                 5.5          5.3

     The Company's stock options are not transferable, are subject to a risk of forfeiture, and the actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

(3) Replacement (reload) option awarded at exercise of incentive and non-qualified options with payment made with previously owned Common Stock. The exercise price of the replacement option is the closing market price of the Company's Common Stock on the award date, and the replacement option has a term equal to the remaining term of the options exercised.


                 Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year End Option Values

             (a)                     (b)              (c)                   (d)                        (e)
            Name               Shares Acquired       Value         Number of Unexercised       Value of Unexercised
                               On Exercise (#)    Realized ($)     Options at FY End (#)     In-the-Money Options at
                                                                 Exercisable /Unexercisable  FY End ($) Exercisable/
                                                                                                  Unexercisable
                                     (1)              (2)                   (3)                        (4)
------------------------------ ----------------- --------------- --------------------------- -------------------------
Richard D. Gottlieb                 50,000          $625,000              385,600                   $4,338,780
                                                                           72,500                      160,125

Ronald L. Rickman                    -0-              -0-                 190,876                    2,132,022
                                                                           40,500                       80,063

Gary N. Schmedding                  5,000           100,625               174,252                    2,006,139
                                                                           30,000                       80,063

Larry L. Bloom                      6,400           106,800                30,372                      204,797
                                                                           28,250                       60,047

Richard F. Anderson                  -0-              -0-                   -0-                           -0-
                                                                           13,600                         -0-

(1) All options are for Common Stock and were granted under the Company's 1982 Incentive Stock Option Plan or the 1990 Long Term Incentive Plan.

(2) Market value of underlying securities at exercise date minus the exercise price.

(3) Options granted under the Company's 1990 Long Term Incentive Plan become exercisable in three installments over a period of three years from the date of grant. The number of unexercisable options shown includes those granted by the Executive Compensation Committee in November 1998 for the fiscal year just concluded.

(4) Market value of underlying securities at September 30, 1998 ($25.9375), minus the exercise price.

Long Term Incentive Plans - Awards in Last Fiscal Year

The Executive Compensation Committee made restricted stock awards and stock option grants under the Company's Long Term Incentive Plan in November 1998 which, as to the named executive officers, are shown in the Summary Compensation Table and the table of Option Grants in Last Fiscal Year. The Committee decided in November 1992 not to make any performance unit awards in future fiscal years under the Plan. The Plan, as amended and described in Proposal 2 below, eliminates performance units in future years.


Pension Plans

Under the Company's Retirement Account and Supplementary Benefit Plans, the Company matches employee contributions up to 5% of employee compensation and, in addition, contributes 6.2% of a participant's total compensation plus an additional 5.7% of such compensation in excess of $68,400. These retirement plans are defined contribution plans and were adopted in 1980 to replace the Company's Pension Plan, a defined benefit plan. The Company and employee contributions are invested and the total amount standing to each employee's credit is paid following his or her retirement. The amounts credited in fiscal 1998 under the Retirement Account and Supplementary Benefit Plans to the accounts of the person listed in the Summary Compensation Table are listed in column (i) thereto.

The Company's Pension Plan was superseded in 1980 by the Retirement Account Plan. Annual benefits under the Pension Plan payable upon retirement at age 65 to the individuals listed in the Summary Compensation Table are follows: Mr. Gottlieb, none; Mr. Rickman, $11,574; Mr. Schmedding, $1,367; Mr. Bloom, none; and Mr. Anderson, none.


Executive Agreements

The Company is obliged under written agreements to pay to Messrs. Gottlieb, Rickman, and Schmedding a multiple of three times the executive officer's base salary in the event of termination of his employment without cause. The Company decided in 1991 not to enter into such agreements in the future with its executive officers.


Change of Control Employment Agreements

After approval of the Board of Directors, the Company entered into employment agreements with its executive officers, including each of the named executive officers, as of May 7, 1998, which become effective upon a change of control or in the event of a termination of employment in anticipation of a change of control. The agreements extend for three years, but renew annually for a new three year period unless the Company gives prior notice of termination. The agreements provide that each such officer is to remain an employee for a three-year period following a change of control of the Company (the "Employment Period"). During the Employment Period, the officer is entitled to (i) an annual base salary, payable monthly in an amount at least equal to his or her highest monthly base salary during the year prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest annual bonus in the three years prior to the change of control, and (iii) continued participation in the Company's incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and fringe benefits to the extent paid or provided to (a) such officer prior to the change of control or (b) other peer executives of the Company.

If during the Employment Period, the officer's employment is terminated other than for "Cause" or disability or the officer terminates his or her employment for "Good Reason", including a detrimental change in responsibilities or a reduction in salary or benefits, the officer will be entitled to the following benefits: (i) all accrued and unpaid compensation; (ii) a severance payment equal to three times the sum of such officer's (a) annual base salary, and (b) highest recent annual bonus; (iii) payment equal to the retirement contribution that the officer would have been eligible to receive from the Company under the terms of the Company's Retirement Account Plan and Supplemental Retirement Account (or successor plan or program then in effect), determined as if the officer were fully vested thereunder and had continued (after the date of termination) to be employed for an additional three years at the officer's highest recent annual compensation for purposes of determining the basic contributions and supplemental contributions; (iv) the amount of any forfeited benefits under the Company's Savings Plan; and (v) any legal fees and expenses incurred by the officer in asserting legal rights in connection with the agreement. The officer shall also be entitled to continued welfare benefits for three years and outplacement services. Subject to certain limits on payments, the agreement also requires tax "gross-up" payments to the officer to mitigate any excise tax imposed on the officer under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and any penalties and interest in connection with a change of control. These payments would be in addition to awards of restricted stock, stock options and stock appreciation rights or amounts payable in lieu thereof under the Company's 1990 Long Term Incentive Plan which, in the event of a change of control and subject to certain limitations contained in the agreements, provides for early exercise and vesting and issuance or payment of such awards. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination.

A change of control includes certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company's Board of Directors and acquisition of securities of the Company.


Performance Presentation

The omitted graphical presentation compared the yearly percentage change in the cumulative total shareholder return of the Company, the Standard & Poor's (S &
P) 500 Stock Index, and the S & P Publishing/Newspapers Index, in each case for the five years ending September 30, 1998 (with 1993 as the measurement point). Total shareholder return is measured by dividing (a) the sum of (i) the cumulative amount of dividends declared for the measurement period, assuming dividend reinvestment and (ii) the difference between the issuer's share price at the end and the beginning of the measurement period, by (b) the share price at the beginning of the measurement period.

The data points used for the omitted graph were as follows:

                                                1993        1994         1995        1996        1997          1998
                                               ---------------------------------------------------------------------
Lee                                            $100.00     $112.69      $145.03     $156.24     $197.81      $184.26
S&P Publishing/Newspapers-Index                $100.00     $100.61      $123.31     $160.01     $242.34      $236.42
S&P 500                                        $100.00     $103.68      $134.52     $161.87     $227.34      $247.91

The (S & P) 500 Stock Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S & P Publishing/Newspapers Index, which is also weighted by market capitalization, includes the following six publishing companies: Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company, Dow Jones & Company, Inc. and The Tribune Company.

Report of the Executive Compensation Committee of the Board of Directors on Executive Compensation

The Committee

The Executive Compensation Committee of the Board of Directors (the "Committee") is composed of four independent outside directors. No executive officer of the Company is a member of the board of directors of any company with which a member of the Committee is affiliated. The Board of Directors has delegated to the Committee the authority to review, consider and determine the compensation of the Company's executive officers and other key employees and, in accordance with Rule 16b-3 of the Exchange Act, make the final determination regarding awards of stock options, restricted stock, and other stock-based awards to such persons.


Compensation Policies

The Committee operates on the principle that the compensation of the Company's executive management, including its Chief Executive Officer and the other executive officers named in the Summary Compensation Table, should be competitive with compensation of executive management at comparable companies but should not be at the top of any range derived from such comparisons. The Committee also follows a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company, and of other members of the executive management team on the performance of the enterprises, units or functions over which they exercise significant management responsibility. The Committee's policies are designed to assist the Company in attracting and retaining qualified executive management by providing competitive levels of compensation that integrate the Company's annual and long term performance goals, reward strong corporate performance, and recognize individual initiative and achievement. The Committee also believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in the linking of management's and stockholders' interest in the enhancement of stockholder value.

The Company's executive compensation program is comprised of three elements: (1)
base  salary;   (2)  annual  incentive   bonus;  and  (3)  long-term   incentive
compensation.


Base Salary

Salary levels for executive management are set so as to reflect the duties and level of responsibilities inherent in the position, and to reflect competitive conditions in the lines of business in which the Company is engaged in the geographic areas where services are being performed. Comparative salaries paid by other companies in the industries and locations where the Company does business are considered in establishing the salary for a given position. The Company participates annually in the Towers Perrin Media Industry Compensation Survey (the "Towers Survey"), which is widely used in its industry and gives relevant compensation information on executive positions. The Company strives to place fully competent and highly performing executives at the median level of compensation, as reported annually in the Towers Survey.

The Towers Survey provides annual compensation analyses for executives in the media industry based on revenues, industry segments including publishing and broadcasting, and market type and size. The statistical information, including revenues and compensation levels, provided by survey participants is utilized by the Towers Survey to develop statistical equations based on revenues, industry segments and markets. These equations, along with other data, are used by the Company to determine the median and other levels of compensation of the executive management of media companies with profiles comparable to that of the Company. Base salaries for executives named in the Summary Compensation Table are reviewed annually by the Committee taking into account the competitive level of pay as reflected in the Towers Survey. In setting base salaries, the Committee also considers a number of factors relating to the particular executive, including individual performance, level of experience, ability and knowledge of the job. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. Base salaries were increased in 1998 for executive management by 4.0% on a composite basis. The Committee believes the base salary levels are reasonable and necessary to retain these key employees.


Annual Incentive Bonus Program

The purpose of the annual incentive bonus program is to motivate and reward executive management so that they consistently achieve specific financial targets and are compensated for the accomplishment of certain non-financial objectives. These targets and objectives are reviewed and approved by the Committee annually in conjunction with its review of the Company's strategic and operating plans. A target bonus level, stated as a percent of annual base salary, is established for each member of the executive management team other than executive officers, by the executive officer exercising responsibility over an enterprise unit or function. For executive officers other than the Chief Executive Officer, the bonus level and achievement targets are determined by the Chief Executive Officer and approved by the Committee. Similarly, the Committee determines the annual bonus opportunity and performance objectives of the Chief Executive Officer. While the annual incentive bonus awards for executives other than the Chief Executive Officer are generally approved upon the recommendation of the Chief Executive Officer, the Committee retains the right to adjust the recommended bonus awards to reflect its evaluation of the Company's overall performance.


Long Term Incentives

Under the Company's 1990 Long Term Incentive Plan, the Committee is authorized, in its discretion, to grant stock options, restricted stock awards, and performance units payable in cash or restricted stock of the Company in such proportions and upon such terms and conditions as the Committee may determine. The Committee meets following the end of each year to evaluate the performance of the Company for the preceding fiscal year and determine long term incentive awards of executive management of the Company for the fiscal year just ended. Under the Plan, grants to executives are based on criteria established by the Committee, including responsibility level, base salary, current market practice and the market price of the Company's stock at the time of grant. The number of stock options and/or restricted shares then determined is reviewed by the Committee and may be increased or decreased to reflect the criteria noted above, the individual executive's role in accomplishment of the Company's operating objectives, and that individual's potential for long term growth and contribution to the Company's strategic objectives. Grant guidelines for stock options and restricted stock are established for all participants (including the chief executive officer) with the objective of providing a target total compensation opportunity, including base salary and the target annual incentive bonus, equal to the median of the peer group. Depending on stock price performance and Company performance, actual total compensation for any given year could be at, above or below the median of the peer group. The number of options or restricted shares previously granted to or held by an executive is not a factor in determining individual grants.

The number of stock options granted to each executive officer in 1998 was determined by dividing a specified dollar amount of the target award for the grant by a hypothetical fair market value of the stock option as of the grant date, based upon the Black-Scholes Option Pricing Model. All stock options granted have an exercise price equal to the fair market value of the Common Stock at time of grant and are exercisable within a 10 year period. In order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long term value for stockholders, the Committee has provided that stock options generally vest in specified portions over a three year period.

The awards of restricted stock to executive officers and other key employees in 1998 represent shares of Common Stock which the recipient cannot sell or otherwise transfer until the applicable restriction period lapses. The number of shares of restricted stock awarded was determined by dividing a specified dollar amount of the target award by the fair market value of the Company's Common Stock on the date the awards are approved. Restricted stock awards are also intended to increase the ownership of executives in the Company, through which the value of long term stockholder ownership and growth can be enhanced.


Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers in any taxable year beginning on or after January 1, 1994. Performance-based compensation and payments in respect of binding obligations entered into prior to February 17, 1993 are not subject to the deduction limit if certain requirements are met. The Company has structured the performance-based portion of the compensation of its executive officers in a manner that complies with section 162(m).


Compensation of Chief Executive Officer

The Committee determined the 1998 base salary for the Company's Chief Executive Officer, Richard D. Gottlieb, in a manner consistent with the base salary guidelines applied to executive officers of the Company as described above. The annual bonus paid to Mr. Gottlieb for 1998 was based upon a subjective evaluation of the performance of the Company in relation to past years and the performance of comparable media companies, and to a lesser extent, his accomplishment of certain non-financial performance objectives. Consistent with the philosophy expressed above, the Committee awarded a bonus below the target determined at the beginning of the year because the Company did not achieve its planned performance targets.

The Committee made long term compensation awards of stock options and restricted stock to Mr. Gottlieb in 1998 by applying the same criteria described for the determination of such awards to other executive officers of the Company. The Committee did not consider past stock options and restricted stock grants to Mr. Gottlieb in determining the amount of his 1998 grants. The Committee did consider the 1998 performance of the Company, as more particularly described above, in the final determination of such grants.


Executive Compensation Committee Participation

The current members of the Executive Compensation Committee are Phyllis Sewell, Chairman, Mark Vittert, Rance E. Crain and Andrew E. Newman.


                                   PROPOSAL 2
               PROPOSAL TO APPROVE THE AMENDMENT, RESTATEMENT AND
                 EXTENSION OF THE 1990 LONG TERM INCENTIVE PLAN

Introduction. The Company is proposing to amend, restate and extend its 1990 Long Term Incentive Plan ("LTIP") which was approved by the stockholders in 1990. Although the LTIP has no expiration date, no incentive stock options may be granted under the LTIP after October 1, 1999. The Board of Directors of the Company believes that the Company's LTIP has proved to be an important means of attracting, retaining and motivating individuals of exceptional training, experience and ability. The Board of Directors also believes that it is vitally important to the success of the Company to continue to provide its key employees with long-term compensation incentives and equity opportunities linked, of course, to the success of the Company's operations and a commensurate return to the stockholders.

In furtherance of this goal, the stockholders are being asked to approve the amendment, restatement and extension of the LTIP (the "Restated LTIP") effective October 1, 1999.

Decrease Shares Available for Awards. Under the proposal to adopt the Restated LTIP, the number of shares available for future grant or issuance would be reduced to 2,250,000 shares of the Company's Common Stock, which amount will be adjusted for stock splits and dividends and certain other corporate changes in accordance with the Restated LTIP and increased by outstanding options or awards issued under the LTIP which in the future may be forfeited, surrendered or otherwise terminated, unexercised or not vested, and by shares tendered in payment of the option exercise price or withholding taxes in respect of which replacement options are granted. Shares would also be reserved for issuance in respect of all outstanding stock options and restricted stock awards at the effective date of the Restated LTIP.

At the 1990 annual meeting, the stockholders authorized the Company to issue 4,000,000 shares of Common Stock (after adjustment for stock splits and dividends), together with all awards, forfeitures and shares reserved for issuance under the Company's 1982 Incentive Stock Option Plan (the "1982 Stock Plan"), under the LTIP. As of December 1, 1998, after giving effect to the 1998 option grants and restricted stock awards under the LTIP, and after taking into account actual and anticipated forfeitures or other termination of such options and awards, approximately 1,625,691 shares are subject to outstanding options and awards. If all of the shares subject to outstanding options under the 1982 Stock Plan (which was replaced by the LTIP in 1989) and awards under LTIP, plus the 2,250,000 shares to be reserved under the Restated LTIP, were ultimately acquired by participants out of authorized or unissued shares and retained by such participants, they would have acquired an additional 3,875,691 shares, representing 10.57% of the Common Stock and 8.03% of the total of Common and Class B Common Stock outstanding at December 1, 1998, as adjusted for such issuance.

Eliminate Performance Units. Unlike the existing LTIP, the Restated LTIP eliminates the issuance and award of performance units.

The Board's Executive Compensation Committee and the Board believe the reduction of authorized shares is appropriate and sufficient to satisfy the purposes of the Restated LTIP during its extension. The Board of Directors believes that it is essential to the strength of the Company's long-term competitive position for its management and other key employees to have an ownership interest in a substantial percentage of its stock, consistent with the sizable employee equity ownership of the Company's peers. It is expected that, in the normal course of events, many of such shares will be reintroduced to the market as employees retire or otherwise sell or dispose of such shares as permitted by the Restated LTIP.

The closing price of the Company's Common Stock on December 1, 1998 was $28.5625 as reported for New York Stock Exchange-Composite Transactions.

The following summary sets forth the principal features of the Restated LTIP. This summary is qualified in its entirety by the complete text of the Restated LTIP set forth in Exhibit A to this Proxy Statement.

The attention of the stockholders is directed to that Exhibit so they may acquaint themselves fully with all of the terms and conditions of the Restated LTIP.


Principal Terms of Restated LTIP

The Restated LTIP is to be administered by the Executive Compensation Committee (the "Committee") of the Board of Directors. No member of the Committee is eligible to receive any benefits under the Restated LTIP. All management directors are eligible. The Committee will have broad authority to interpret and amend the Restated LTIP, to make all determinations necessary or advisable for the administration of the Restated LTIP, and to issue and reissue awards under terms and conditions it may deem appropriate. The Restated LTIP places an annual limit of 200,000 shares of the Company's Common Stock available for stock options that may be granted to any one participant. All key employees of the Company, its subsidiaries, and designated affiliates are eligible for awards under the Restated LTIP. In 1998 there were approximately 123 recipients of LTIP awards.

Under the Restated LTIP the Committee will have the power to fix and accelerate vesting periods. The Committee presently intends to fix such periods in general so that they are not less than one year.


Purchase Price and other Terms

Incentive and Non-Qualified Stock Options. Incentive stock options are defined in Section 422 of the Code. Non-qualified stock options granted under the Restated LTIP are designed so that they do not meet the requirements of Section 422 of the Code. The Committee may grant both types of stock options, except that incentive stock options can only be granted to participants who are employees of the Company or a subsidiary.

The option price for incentive and non-qualified stock options will be determined by the Committee. For incentive stock options, it may not be less than 100% of the stock's fair market value on the date granted. For non-qualified stock options, the option price may not be less than 50% of the stock's fair market value on the date granted.

Fair market value on any given date for this and other purposes of the Restated LTIP, in the Committee's discretion, will be either i) the average of the high and low prices of the Common Stock of the Company, or ii) the closing price of the Common Stock, on the date on which it is to be valued under the terms of the Restated LTIP, as reported for New York Stock Exchange-Composite Transactions.

The terms and conditions of each award to a participant will dictate the number of stock options granted and the amount of Common Stock that a participant may purchase.

Under the terms of the Company's current forms of Incentive and Non-Qualified Stock Option Agreements, incentive and non-qualified stock options become exercisable in installments of 30% of the shares subject to the option one year after the date of grant, an additional 30% after two years and the final 40% after three years.

If participants do not exercise the options when they become initially exercisable, the terms of the agreements permit participants to carry them forward. These options may be exercised at any time prior to ten (10) years from the original grant date.

The forms of Incentive and Non-Qualified Stock Option Agreements provide that each participant will forfeit option awards upon termination of employment for any reason other than death, permanent and total disability or retirement (as defined in the Agreements), unless otherwise determined by the Committee.

For most participants who are not affiliates of the Company, there are no resale restrictions with respect to incentive and non-qualified stock options after exercise, except for limitations imposed by applicable tax laws discussed below.

Restricted Stock. The Committee has the sole authority to determine the number of shares of restricted stock a participant may receive as an award and the purchase price, if any, to be paid by a participant for such restricted stock. Participants have not paid any purchase price for restricted stock awarded under the LTIP, and the Committee expects to continue this practice under the Restated LTIP. Prior to the lapse of restrictions on shares of restricted stock, a participant will have all other rights of a stockholder with respect to the shares, including all dividends paid in respect thereof, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the participant's restricted stock agreement governing the terms of the award of restricted stock.

The Company's current form of Restricted Stock Agreement requires that each participant who receives an award of restricted stock must remain in the employ of the Company for a period of three (3) years or other period as designated by the Committee before restrictions on transfer lapse. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the restricted period. At the end of the restricted period, participants (other than affiliates of the Company) are free to dispose of the formerly restricted Common Stock and any resale restrictions lapse.

If a participant surrenders currently owned shares of restricted stock issued under the Restated LTIP as payment of the option exercise price of a non-qualified stock option, the shares received for surrendered restricted stock remain restricted in accordance with the original terms of the form of Restricted Stock Agreement. Any additional Common Stock received upon the exercise will be subject to the same forfeiture restrictions, unless otherwise determined by the Committee, in its sole discretion, at or after grant.

During the term of the Restated LTIP a change in the outstanding shares of Common Stock may occur because of a stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change or distribution to holders of the Company's Common Stock other than cash dividends. In such circumstances, the Committee may make such substitution or adjustment, if any, as it deems equitable to the number or kind of shares of Common Stock or other securities available for issuance under the Restated LTIP. This may include substitution or adjustment of the number of outstanding stock options or option prices and the number of outstanding awards of other types.

Stock Appreciation Rights. Stock Appreciation Rights ("SARs") will be issued in tandem with incentive stock option awards. SARs are exercisable in the discretion of the participant for a limited period following a "change of control" for a price based upon the price paid in the transaction (including any price paid in an initial tender offer that is followed by a merger). The Restated LTIP provides for the "cash-out" payment to be made in the Company's Common Stock, as opposed to cash, if necessary to preserve the appropriate accounting for the transaction. In addition, to protect such change-of-control benefits, the Restated LTIP precludes adverse amendments to the Restated LTIP following a change of control.


LTIP Benefits. Awards under the LTIP in 1998 to the Named Executive Officers are set forth in the columns "Long Term Compensation Awards Payouts" in the Summary Compensation Table, in the Option Grants in Last Fiscal Year table, and in the Aggregate Option Exercises in Last Fiscal Year and Fiscal Year- end Option Values table. The table below sets forth the LTIP awards made to the indicated groups during 1998 under the LTIP. The executive officer group includes the Named Executive Officers. Non-employee directors do not participate in the LTIP.

                                                                      Restricted
                                   Dollar        Stock       Dollar     Stock
                                   Value($)    Options(#)   Value($)   Awards(#)

Executive Officer Group            $509,050     76,222      $282,096    10,375
Non-Executive Officer Employee
  Group                            $528,307     79,420      $659,455    23,850

Awards under the Restated LTIP with respect to 1999 and future years are not determinable.

Payment for Securities Purchased Under the Plan

Stock Options. Payment of the purchase price of Common Stock to be purchased under the Restated LTIP may be made in cash, by note, by the tender of already owned shares of Common Stock (valued at the fair market value on the exercise date) or by a combination of cash and shares of Common Stock.

Payment to exercise vested stock options may be made by delivering previously awarded restricted stock. Such restricted stock must have been held by a participant for at least 1 year before it can be used as payment to exercise stock options. The limitations (e.g. holding period) accompanying the restricted stock will remain in effect and applicable to the corresponding number of shares issued upon a stock option exercise until they lapse according to their original terms.

Any additional Common Stock received upon the exercise of the options and surrender of the restricted stock as payment will be subject to the same forfeiture provisions to which the restricted stock is subject, unless otherwise determined by the Committee, in its sole discretion, at or after grant.

The foregoing forms of payment are all subject to such rules as the Executive Compensation Committee of the Board of Directors may, from time to time, adopt.

Replacement Stock Options. Under the Restated LTIP, the Committee is authorized to issue "accelerated ownership non-qualified stock options". A participant may surrender shares of Common Stock which he or she has owned for at least one year at the time of stock option exercise to pay for shares purchased under the option or as payment for applicable withholding taxes. At that time, a new, non-qualified stock option will be granted to the participant for the number of shares that were turned in. Shares tendered at the time of exercise will be available for issuance under future grants.

The new grant, or "replacement" option, is priced at the current fair market value at the date of exercise of the original option, but is limited to the term remaining under the original option which the participant exercised.

The "replacement" option may not be exercised for one year after its grant, which effectively limits its benefit to situations where the exercise of stock options awarded under the Restated LTIP (which have a ten year term from the date of grant) occur not later than nine years from the original grant date.

Dividends, Equivalents, and Voting Rights; Cash Payments. The Committee may provide that any award of restricted stock or other stock-based awards under the Restated LTIP may earn dividends, dividend equivalents and voting rights prior to either vesting or earnout and cash payments in lieu of or in addition to an award.

Payment of Withholding Taxes. The Company may deduct from all amounts paid in cash any taxes required by law or other amounts authorized by a participant to be withheld.

The Committee may permit a participant who receives an award in the form of Common Stock to satisfy the obligation for such withholding or deduction in either of two ways. First, the Committee may permit the participant to deliver shares of Common Stock already owned. Second, the Committee may permit the Company to retain from the participant's distribution of Common Stock awarded the number of shares of Common Stock having a fair market value equal to the amount to be withheld or deducted.

Resale Restrictions. No Restated LTIP award (including stock options or restricted stock) may be assigned or transferred, and no right or interest of any participant may be subject to any lien, obligation or liability of the participant. An exception is permitted for a transfer under a will or according to the laws of descent or distribution.

Award Agreements. All stock options and restricted stock granted under the Restated LTIP will be evidenced by written agreements between the Company and the participant which may include such additional terms and conditions not inconsistent with the Restated LTIP as the Committee may specify.

Change of Control. The Restated LTIP provides, upon the occurrence of a change of control: (a) accelerated exercisability and vesting of stock option and restricted stock awards; (b) cash-outs of non-qualified stock option and restricted stock awards and, in the case of incentive stock options, any stock appreciation rights; (c) appropriate adjustments or prorations of awards, and
(d) assumption of the awards by a successor to the Company or the issuance of substitute awards. These provisions are generally available to participants, unless the Committee determines otherwise at the time of grant or accounting treatment necessary to preserve the appropriate accounting for the change-of-control transaction precludes their use.

Preferred Share Purchase Rights. One preferred share purchase right (a "Right") for each share of the Company's Common Stock will be issued in connection with awards of stock options and restricted stock under the Restated LTIP. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Convertible Preferred Stock, without par value, of the Company at a price of $150 per one one-thousandth of a Preferred Share, subject to adjustment in a change of control.

Amendment and Termination. The Board of Directors may amend, suspend or terminate the Restated LTIP or any portion thereof and any award hereunder at any time, provided that no amendment shall be made without stockholder approval which shall (i) increase (except as required for stock dividends, splits, etc.) the total number of shares reserved for issuance pursuant to the Restated LTIP;
(ii) change the class of employees eligible to be participants; (iii) decrease the minimum option prices stated therein (other than to change the manner of determining fair market value to conform to any then applicable provision of the Code and regulations thereunder); (iv) extend the expiration date of the Restated LTIP as it applies to incentive stock options; or (v) withdraw the administration of the Restated LTIP from the Committee. The Committee may, however, amend the Restated LTIP in such manner as may be necessary so as to have the Restated LTIP conform with applicable law and rules and regulations thereunder. Also, following a change of control the Board may not amend the Restated LTIP in a manner that would adversely affect any outstanding award of a participant without the written consent of such participant.

The Restated LTIP has no fixed termination date, except incentive stock options may not be issued after October 1, 2009, and may be terminated by the Board at any time. Termination of the Restated LTIP will not affect the status of any awards outstanding at the date of termination.


Federal Tax Treatment

Incentive Stock Options. Upon the grant or exercise of incentive stock options, no income will be realized by the participant for Federal income tax purposes, and the Company will not be entitled to any deduction. The excess of the fair market value of the shares as of the date of exercise over the option price will constitute an "adjustment" to arrive at certain participants' alternative minimum taxable income for purposes of determining their alternative minimum tax.

In connection with the exercise of an option, if the shares are not disposed of within the one-year period beginning on the date of the transfer of such shares to the participant or within the two-year period beginning on the date of the grant of option (the "Statutory Holding Periods"), any profit realized by the participant upon the disposition of such shares will be taxed as capital gain and no deduction will be allowed to the Company. The income tax rates attributable to such capital gain will be determined by the applicable holding period rules.

If the shares are disposed of within the one-year period from the date of transfer of such shares to the participant or within the two-year period from the date of the grant of the option (a "Disqualifying Disposition"), the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income of the participant at the time of disposition, and the Company will be entitled to a corresponding deduction.

Non-Qualified Stock Options. Upon the grant of a "non-qualified" stock option, no regular taxable income will be realized by the participant. Upon the exercise of such an option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be taxed as ordinary compensation to the participant and the Company will be entitled to a corresponding income tax deduction. The participant will then receive a basis in the new shares equal to their fair market value at the time of exercise.

Combination Awards. The Committee may award both non-qualified and incentive stock options to participants of the Restated LTIP. The income tax consequences generally, in each instance, are measured by the difference between the grant price set forth in the Stock Option Agreement provided to award recipients and the price of the Company's Common Stock at the time of exercise. As previously noted, however, the nature of the tax treatment will depend upon the type of stock option exercised and applicable holding period rules.

Restricted Stock. Unless a participant elects otherwise, an award of restricted stock will not be taxed at the time of grant so long as the restricted stock is not transferable and is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. Upon lapse of the risk of forfeiture, a participant will be taxed at ordinary income tax rates on the current fair market value of the restricted stock. The participant's basis in the restricted stock will be equal to the amount taxed as ordinary income and, on subsequent disposition of the formerly restricted Common Stock, the participant will realize capital gain or loss. Payroll tax withholding will be required at the time of the ordinary income recognition. The Company will be entitled to a corresponding income tax deduction. Within 30 days of receiving the restricted stock a participant may also make an election pursuant to Section 83(b) of the Code in which case he would recognize income equal to the value of the stock when it was received. This amount will also become his basis.

Deferred Cash or Stock Awards. Participants who receive awards which are payable in cash or Common Stock of the Company at a future date will be taxed at ordinary income tax rates on the amount of cash and the then fair market value of the Common Stock at the time of payment or constructive receipt. A participant's basis in the Common Stock will be equal to the amount taxed as ordinary income, and on subsequent disposition a participant will realize capital gain or loss.

Treatment of Restricted Stock. In any year in which a participant recognizes ordinary income, the Company will receive a corresponding deduction provided that the applicable withholding and employment tax requirements are met and the total compensation paid to a participant in that taxable year is reasonable.

The IRS treats dividends received by a participant from his or her restricted stock during the restricted period as wages to a participant. The dividends are deductible by the Company unless an election under Section 83(b) of the Code has been made by a participant.

Because of the broad discretion granted the Committee to deal with the reserved shares and to fix the terms and conditions of their issuance, it is not possible to consider all of the various alternatives possible and some tax consequences may differ from the principles set forth above.

The Restated LTIP is not qualified under Section 401(a) of the Code.

The affirmative vote of a majority of the voting power of all Common Stock and Class B Common Stock present in person or by proxy, voting as a single class, a quorum being present, will be required for the approval of the foregoing proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ADOPTION OF THE AMENDMENT, RESTATEMENT AND EXTENSION OF THE 1990 LONG TERM INCENTIVE PLAN.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of McGladrey & Pullen LLP, Certified Public Accountants, has been designated by the Board of Directors of the Company to audit the financial statements of the Company, its divisions and subsidiaries, for the fiscal year to end September 30, 1999. Said firm has audited the Company's accounts since 1960 and is considered to be well qualified.

Representatives of McGladrey & Pullen will be present at the 1999 annual meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.


                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

Proposals of stockholders with regard to nominees for the Board of Directors or other matters intended to be presented at the 2000 annual meeting of the Company must be received by the Company to be considered for inclusion in its proxy statement and form of proxy relating to that meeting by October 1, 1999.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock or Class B Common Stock to file initial reports of ownership and reports of changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in its proxy statement any failure to file by these dates during the Company's 1998 fiscal year.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied, except that Mr. Gregory P. Schermer was late in filing one report of a single transaction and Mr. C.D. Waterman, III was late in filing one report of a single transaction involving a third-party gift of shares to a trust of which he is a co-trustee but has no beneficial ownership.


                                  OTHER MATTERS

The Management of the Company knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, your proxy, if signed and returned, will give discretionary authority to the persons designated in it to vote in accordance with their best judgment.

The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some of the officers and regular employees of the Company may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission, facsimile or by telegram. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay an amount that it has estimated will not exceed $7,000 plus expenses.



                                           /s/ Richard D. Gottlieb
                                           -------------------------------------
                                           RICHARD D. GOTTLIEB
                                           President and Chief Executive Officer